Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Aviat Networks, Inc.:

•	Registration Statement on Form S-8 (No. 333- 178467) pertaining to the Aviat Networks, Inc. 2007 Stock Equity Plan;

•	Registration Statement on Form S-8 (No. 333-163542) pertaining to the Aviat Networks, Inc. 2007 Stock Equity Plan and Aviat Networks, Inc. 2010 Employee Stock Purchase Plan; and

•	Registration Statement on Form S-8 (No. 333-140442) pertaining to the Aviat Networks, Inc. 2007 Stock Equity Plan.
of our reports dated September 4, 2012, with respect to the consolidated financial statements and schedule of Aviat Networks, Inc. included in this Annual Report (Form 10-K) for the year ended June 28, 2013.

/s/ Ernst & Young LLP
Redwood City, California
September 20, 2013